SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



American Century ETF Trust, Avantis Short-Term Fixed Income ETF
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                                (Name of Issuer)

                     Exchange Traded Fund
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                         (Title of Class of Securities)

025072687
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                                 (CUSIP Number)

                               September 9, 2022
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            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

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(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                      Page   of   Pages

025072687
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Verus Financial Partners, Inc.
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Virginia
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  NUMBER OF    5.   SOLE VOTING POWER  641,712

   SHARES
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BENEFICIALLY   6.   SHARED VOTING POWER  4,964

   OWNED BY
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    EACH       7.   SOLE DISPOSITIVE POWER -0-

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  PERSON WITH  8.   SHARED DISPOSITIVE POWER  646,074

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

646,074
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

25.33% (based on 2,550,000 shares outstanding on September 15, 2022.)

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12.  TYPE OF REPORTING PERSON*

Julie Waitman
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  025072687                 13G                      Page   of   Pages


Item 1(a).  Name of Issuer:

American Century ETF Trust, Avantis Short-Term Fixed Income ETF

Item 1(b).  Address of Issuer's Principal Executive Offices:

The principal executive offices of the Fund are located at:

4500 Main Street, Kansas City, MO 64111

Item 2(a).  Name of Person Filing:

This statement is being filed by Verus Financial Partners, Inc.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

9030 Stony Point Parkway, Suite 160
Richmond, VA 23235

Item 2(c).  Citizenship: USA


Item 2(d).  Title of Class of Securities:

Exchange Traded Fund


Item 2(e).  CUSIP Number:025072687


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |x|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



CUSIP No.    025072687              13G                      Page   of   Pages



Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 646,074

     (b)  Percent of class:     25.33%

     (c)  Number of shares as to which such person has:

  (i)  Sole power to vote or to direct the vote: 641,712

  (ii) Shared power to vote or to direct the vote: 4,964

  (iii) Sole power to dispose or to direct the disposition of:

  (iv) Shared power to dispose or to direct the disposition of: 646,074


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A


Item 8.  Identification  and  Classification  of Members of the Group.

N/A


Item 9.  Notice of Dissolution of Group.

N/A


Item 10.  Certifications.



          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         September 14, 2022
                                         ---------------------------------------
                                                         (Date)

                                         Julie A. Waitman
                                         ---------------------------------------
                                                       (Signature)


                                        Julie A. Waitman, CCO
                                         ---------------------------------------
                                                      (Name/Title)